For Immediate Release	DRAFT

August 14, 2003

Assisted Living Concepts, Inc.

Announces Second Quarter 2003 Financial Results

DALLAS, TEXAS, August 14, 2003 — Assisted Living Concepts, Inc. (OTC.BB: ASLC), a national provider of assisted living services, today announced financial results for the three and six months ended June 30, 2003.

Operating income, after interest and other expense, was $1.2 million for the quarter ended June 30, 2003, compared to a loss of $2.0 million for the quarter ended June 30, 2002. The Company’s operating income for the quarter ended June 30, 2003 increased to $4.6 million from $1.4 million for the quarter ended June 30, 2002. Revenue increased 10.9% to $41.9 million for the three months ended June 30, 2003 versus $37.8 million for the comparable period of 2002.

Operating income, after interest and other expense, was $2.1 million for the six months ended June 30, 2003, compared to a loss of $3.0 million for the six months ended June 30, 2002. The Company’s operating income for the six months ended June 30, 2003 increased to $8.9 million from $3.9 million for the comparable period of 2002. Revenue increased 11.0% to $83.1 million for the six months ended June 30, 2003 versus $74.8 million for the comparable period of 2002.

“Having reported three consecutive profitable quarters, we are seeing the results of our efforts to improve all aspects of our operations” said Steven L. Vick, President and Chief Executive Officer. “Such improvements continue as we seek higher levels of performance related to quality service to our residents.”

Assisted Living Concepts, Inc. owns, leases and operates 177 assisted living residences with 6,838 units for older adults who need help with the activities of daily living, such as eating, bathing, dressing and medication management. In addition to housing, the Company provides personal care, support services, and nursing services according to the individual needs of its residents, as permitted by state law. This combination of housing and services provides a home-like setting and cost efficient alternative that encourages independence for individuals who do not require the broader array of medical and health services provided by skilled nursing facilities. The Company currently has operations in Oregon, Washington, Idaho, Nebraska, Iowa, Arizona, Texas, New Jersey, Ohio, Pennsylvania, Indiana, Louisiana, Michigan and South Carolina.

Contact Information:

Steven L. Vick, President and Chief Executive Officer
(214) 424-4001
svick@alcco.com

Matthew Patrick, Senior Vice President, Chief Financial Officer and Treasurer
(214) 424-4002
mpatrick@alcco.com

Web address: www.assistedlivingconcepts.com

This press release and statements made by or on behalf of Assisted Living Concepts, Inc. relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including without limitation, statements containing the words “will,” “believes,” “anticipates,” “estimates,” “intends,” “expects,” “should,” “could,” and words of similar import, are forward looking statements. These forward-looking statements may be affected by risks and uncertainties, including without limitation (i) our ability to control costs and improve operating margins, (ii) our ability to increase occupancy, (iii) our ability to increase our revenue at a pace which exceeds expense inflation, (iv) our ability to operate our residences in compliance with evolving regulatory requirements, (v) the degree to which our future operating results and financial condition may be affected by a reduction in Medicaid reimbursement rates, and (vi) our ability to extend or renegotiate our current debt agreements. In light of such risks and uncertainties, our actual results could differ materially from such forward-looking statements. Except as may be required by law, we do not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

ASSISTED LIVING CONCEPTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2003	2002	2003

Revenue	$37,813	$41,932	$74,827	$83,076
Operating expenses:
Residence operating expenses	26,159	27,720	51,627	55,443
Corporate general and administrative	5,578	4,760	9,895	9,102
Building rentals	3,067	3,119	6,105	6,224
Depreciation and amortization	1,644	1,701	3,256	3,377

Total operating expenses	36,448	37,300	70,883	74,146

Operating income	1,365	4,632	3,944	8,930
Other income (expense):
Interest expense	(3,466)	(3,429)	(7,057)	(6,858)
Interest income	52	30	106	66
Other income (expense), net	18	(67)	19	(71)

Total other expense, net	(3,396)	(3,466)	(6,932)	(6,863)

Income (loss) before debt restructure, reorganization costs, and discontinued operations	(2,031)	1,166	(2,988)	2,067
Debt restructure and reorganization costs	(219)	—	(666)	—

Income (loss) from continuing operations before income taxes	(2,250)	1,166	(3,654)	2,067
Income tax expense	—	403	—	767

Income (loss) from continuing operations	(2,250)	763	(3,654)	1,300
Discontinued operations:
Income (loss) from operations (including gain on sale of assets of $899 in March 2003)	(380)	—	(426)	830
Income tax expense	—	—	—	(336)

Income (loss) from discontinued operations	(380)	—	(426)	494

Net income (loss)	$(2,630)	$763	$(4,080)	$1,794

Net income (loss) per common share:
Basic	$(0.40)	$0.12	$(0.63)	$0.28

Diluted	$(0.40)	$0.12	$(0.63)	$0.27